                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   WOODHEAD INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
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     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
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
   [LOGO]
                                                               December 21, 1995

Dear Stockholder:

You are cordially invited to attend the 1996 Annual Meeting of Stockholders. The meeting will be held at Marriott's Lincolnshire Resort, 10 Marriott Drive, Lincolnshire, Illinois at 10:00 a.m. on Friday, January 26, 1996. After the business session, we will report on current operations and other matters of importance.

The formal Notice and Proxy Statement appear on the following pages and contain details of the business to be conducted at the meeting. In addition to the election of two directors, you will be asked to ratify the appointment of the independent public accountants.

Lincolnshire is a northern suburb of Chicago and Marriott's Lincolnshire Resort is located just west of the Illinois Tollway at the intersection of Milwaukee Avenue (Rt. 21) and Half Day Road (Rt. 22).

Your vote is very important regardless of the number of shares you own. We hope you can attend the meeting. However, whether or not you plan to attend, please sign, date and return the accompanying proxy card as soon as possible. The enclosed envelope requires no postage if mailed in the United States. If you attend the meeting, you may revoke your proxy if you wish and vote personally.

                                          Sincerely,

                                 [SIGNATURE]
                                          Alan Reed
                                          CHAIRMAN

   [LOGO]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
        JANUARY 26, 1996

TO OUR STOCKHOLDERS:

The Annual Meeting of the Stockholders of Woodhead Industries, Inc. (the "Company") will be held at Marriott's Lincolnshire Resort, 10 Marriott Drive, Lincolnshire, Illinois on Friday, January 26, 1996 at 10:00 a.m., Chicago time, to consider and take action upon the following matters which are described more fully in the enclosed Proxy Statement:

    1.  The election of two directors;

    2. The ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company; and

    3. The transaction of such other business as may properly come before the meeting.

The Board of Directors has fixed December 1, 1995 as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof. A list of such stockholders will be available for examination by any stockholder at the principal office of the Company, 2150 East Lake Cook Road, Suite 400, Buffalo Grove, Illinois, for a period of ten days prior to the meeting and at the meeting.

The Board of Directors has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the two persons listed in the attached Proxy Statement; FOR the ratification of the appointment of independent public accountants; and on any other business that may properly come before the Annual Meeting as the named proxies in their best judgment shall decide.

                                   [SIGNATURE]

                                          Robert J. Tortorello
                                          SECRETARY

Buffalo Grove, Illinois
December 21, 1995

   [LOGO]
PROXY STATEMENT

                                                     Buffalo Grove, Illinois
December 21, 1995

TO THE STOCKHOLDERS OF WOODHEAD INDUSTRIES, INC.

The accompanying proxy is solicited by and on behalf of the Board of Directors of Woodhead Industries, Inc., 2150 East Lake Cook Road, Suite 400, Buffalo Grove, Illinois 60089, for use at the Annual Meeting of Stockholders of the Company to be held January 26, 1996 and at any adjournments or postponements of such meeting. This proxy statement and accompanying proxy, along with the Company's Annual Report to Stockholders, are first being sent to stockholders on or about December 21, 1995.

Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a subsequently dated proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any subsequently dated proxy or written notice revoking a proxy should be sent to the Secretary of the Company at Woodhead Industries, Inc., 2150 East Lake Cook Road, Suite 400, Buffalo Grove, Illinois 60089.

SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record at the close of business on December 1, 1995 are entitled to vote at the meeting. On that date the Company had outstanding 10,382,079 shares of Common Stock, each of which is entitled to one vote. Stockholders do not have cumulative voting rights with respect to the election of directors.

The matters to be considered and acted upon at such meeting are referred to in the preceding Notice and are more fully discussed below. All shares represented by proxies which are returned properly signed will be voted as specified on the proxy. If choices are not specified on the proxy, the shares will be voted as recommended by the Board. The Company's By-laws require that the holders of a majority of the total number of shares issued and outstanding be represented in person or by proxy in order for the business of the meeting to be transacted. Abstentions and broker non-votes will be counted in the determination of whether a quorum exists.

ITEM 1
ELECTION OF DIRECTORS
NOMINEES AND CONTINUING DIRECTORS

The Company's By-laws provide that the Board of Directors shall consist of no more than nine directors, but no less than five directors divided into three classes, the classes to be as nearly equal in number as possible. The Board of Directors currently consists of eight members.

Class III, to be elected at this meeting, consists of two directors to serve until the 1999 Annual Meeting of Stockholders or until their successors have been elected and qualified. The nominees, Daniel T. Carroll and Robert D. Tuttle, are the current members of Class III and their terms expire at this meeting. Shares represented by proxies which are returned properly signed will be voted for the nominees unless the stockholder indicates on the proxy that authority to vote the shares is withheld. Each of the nominees has consented to serve as a director if elected. Although it is not anticipated, if any of the nominees should be unable or unwilling to serve as a director, it is intended that the proxies will be voted for such other person or persons, if any, as the Board of Directors may determine.

The affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote is required to elect directors. Abstentions and broker non-votes will have the same effect as a no vote.

The following sets forth certain information with respect to the nominees as well as to those directors in Classes I and II whose terms continue after the meeting.

The management nominees for director are:

                                                  Principal Occupation                             Director      Term to
          Name of Nominee                            or Employment                      Age          Since       Expire
------------------------------------  --------------------------------------------      ---      -------------  ---------
Class III
Daniel T. Carroll (A)(E)............  Chairman and President, The Carroll Group,            69     Jan. 1987      1996
                                        Inc.
Robert D. Tuttle (E)(C).............  Retired Chairman and Chief Executive                  70    Sept. 1978      1996
                                        Officer, SPX Corporation

Those directors whose terms do not expire this year are:
Class I
Charles W. Denny (C)(N).............  President and Chief Executive Officer,                59     Feb. 1993      1997
                                        Schneider North America and President and
                                        Chief Operating Officer, Square D Company
C. Mark DeWinter (E)................  President and Chief Executive Officer of the          53     Jan. 1988      1997
                                        Company
Alan Reed (N).......................  Chairman of the Company                               66     Apr. 1978      1997
Class II
Dale A. Miller (A)(N)...............  President and Chief Executive Officer,                48     Apr. 1993      1998
                                        Sandoz Agro, Inc. and Sandoz Agro, Ltd.
Richard A. Virzi (C)(E).............  Retired President and Chief Executive                 68     July 1988      1998
                                        Officer, A. M. Castle & Co.
Ward M. Woodhead (A)(N).............  Vice President, A. C. Nielsen Company                 56     Jan. 1987      1998

------------------------
(A) Member of Audit Committee

(C) Member of Compensation and Stock Option Committee

(E) Member of Executive Committee

(N) Member of Nominating Committee

Mr. Daniel T. Carroll, Chairman and President of The Carroll Group, Inc., has served in that position since 1982. He currently serves as a director of A. M. Castle & Co.; American Woodmark Corp.; Aon Corporation; Comshare, Inc.; DeSoto, Inc.; Diebold, Inc.; Michigan National Corporation; Oshkosh Truck Corporation; UDC Homes, Inc.; and Wolverine World Wide, Inc. The Carroll Group, Inc. is a management consulting firm.

Mr. Robert D. Tuttle retired as SPX Corporation's Chairman of the Board in 1991 and Chief Executive Officer in 1990. He had served in these positions since 1985. Mr. Tuttle is a director of CMS Energy Corporation, Guardsman Products, Inc., and Walbro Corporation. SPX Corporation is a manufacturer and distributor of components for automotive and heavy-duty transportation equipment in both the United States and international markets.

Mr. Charles W. Denny has been President and Chief Operating Officer of Square D Company and President and Chief Executive Officer of Schneider North America since 1992, having served as Executive Vice President and Chief Operating Officer of Square D since 1991. Prior to that he had served as Executive Vice President, Electrical Distribution Sector for Square D Company. He currently serves as a director of Cherry Corporation. Square D Company is one of North America's largest manufacturers of quality electrical power control and distribution products.

Mr. C. Mark DeWinter, President and Chief Executive Officer of the Company, was elected to that position in July 1993, having been President and Chief Operating Officer since May 1987.

Mr. Dale A. Miller has been President and Chief Executive Officer of Sandoz Agro, Inc. and Sandoz Agro, Ltd. for over 5 years. Sandoz Agro, Inc. is a large international manufacturer of specialty agricultural chemicals.

Mr. Richard A. Virzi retired as President and Chief Executive Officer of A. M. Castle & Co. in 1990, positions he had held since 1977. Mr. Virzi also is a director of A. M. Castle & Co., one of the nation's leading suppliers of specialty and high technology metals.

Mr. Ward M. Woodhead, Vice President, Media Research and National Sales Manager -Central Territory for A. C. Nielsen Company, has held these positions since 1982. A. C. Nielsen Company, a division of Dun & Bradstreet, is a marketing research firm.

Mr. Alan Reed currently serves as the Company's Chairman of the Board, a position he has held since 1987. He is also the President of Firstlight, Inc., a management consulting firm started by Mr. Reed upon his retirement from the Company in 1994. Prior to his retirement, Mr. Reed was the Company's Chief Executive Officer from 1986 to 1993. Mr. Reed also serves as a director of Mutual of America.

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

BOARD OF DIRECTORS

The Board normally considers dividend action in January, April, July and October. At its October meeting it reviews the results of operations for the fiscal year just ended and the Company's operating plan for the year ahead as well as the capital budget for the ensuing year.

In fiscal 1995 there were five meetings of the Board of Directors. All directors were present for 75% or more of the total number of meetings of the Board of Directors and Committees of the Board on which they serve.

COMMITTEES OF THE BOARD

The committees established by the Board to assist it in the discharge of its responsibilities are the Audit Committee, Compensation and Stock Option Committee, Executive Committee, and Nominating Committee. These committees and the principal responsibilities of each are described below. Respective memberships on the various committees are identified in the list of directors in this Proxy Statement.

The Audit Committee currently consists of three directors who are not employees of the Company ("non-employee directors"). This Committee reviews the results and costs of audits by the Company's outside auditors. Each year the Committee recommends the appointment of an independent public accounting firm. Periodically it meets with representatives of that firm and with the Company's management. It also reviews and monitors policies established to prevent unethical, questionable or illegal activities by those associated with the Company. The Audit Committee held three meetings during fiscal 1995.

The Compensation and Stock Option Committee consists of three non-employee directors. This Committee makes recommendations to the Board of Directors as to the salaries of the Company's officers as well as incentive plans and other forms of compensation. This Committee also grants stock options to management personnel and key employees of the Company and its subsidiaries, and maintains administrative authority with respect to the Woodhead Industries, Inc. Stock Compensation Plans. The Compensation and Stock Option Committee held two meetings during fiscal 1995.

The Executive Committee, comprised of four directors, exercises the authority of the Board of Directors in certain matters subject to the final approval of the entire Board. The Committee meets periodically to discuss and review matters of interest to the Board. The Executive Committee held one meeting during fiscal 1995.

The   Nominating   Committee,   comprised  of   four   directors,   reviews  the
qualifications of possible directors and submits its recommendations to the Board of Directors to fill board vacancies. This committee also reviews and recommends board committee assignments. The Nominating Committee held one meeting during fiscal 1995.

The Company's By-laws provide that nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors. In addition, the By-laws provide a procedure for stockholder nominations. Stockholders intending to nominate director candidates for election must deliver written notice thereof to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of stockholders, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Stockholders wishing to make such nominations may contact the Secretary of the Company to determine the proposed date of such annual meeting. The By-laws further provide that the notice shall set forth certain information concerning such stockholder and his nominee(s), including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

DIRECTORS' COMPENSATION

Directors who are officers of the Company receive no additional compensation for service on the Board of Directors or any committee thereof or on any Company committee. Non-employee directors each receive an annual retainer of $17,000 plus an additional $900 for attendance at each meeting of the Board or a committee of the Board.

Under a deferred compensation arrangement, non-employee directors may elect to defer payment of their annual retainers and fees until termination of their services as directors. Deferred amounts accrue interest at the Federal Reserve Discount Rate until paid. A retired non-employee director who has served at least five years and has retired from the Board and his principal occupation at age 62 or older will receive an annual retainer for life based on the annual retainer in effect at the time of retirement. The Company has established a trust to ensure payment to all directors of their deferred compensation and retirement benefits.

The 1990 Directors Stock Option Plan provided for three automatic annual grants of stock options to each non-employee director who was serving on the Board of Directors at the time of such grants. No further grants may be made under this plan. Each annual grant (which became exercisable six months following its grant date) entitles the participant to purchase from the Company up to 1,500 shares of Common Stock (subject to adjustment pursuant to the 1990 Directors Plan) at the fair market value of the Common Stock on the grant date. Directors' stock options expire five years after the date they were granted, or at such earlier date as provided in the 1990 Directors Plan.

The 1993 Directors Stock Option Plan provides for automatic annual grants of stock options on October 27, 1993, October 25, 1994 and October 24, 1995 to each non-employee director who is serving on the Board of Directors on those grant dates. Each annual grant (which becomes exercisable six months following its grant date) entitles the participant to purchase from the Company up to 1,500 shares of Common Stock (subject to adjustment pursuant to the 1993 Directors
Plan) at the fair market value of the Common Stock on the grant date. Directors' stock options expire five years after the date they were granted, or at such earlier date as provided in the 1993 Directors Plan. Options were granted for 9,000 shares on October 25, 1994 with an exercise price of $14.00.

During 1995 Mr. Tuttle exercised options for 2,250 shares with an exercise price of $9.33 per share and 2,250 shares with an exercise price of $10.33 per share. Mr. Virzi exercised an option for 4,500 shares with an exercise price of $4.25 per share. At the time of these exercises the fair market value of the stock was $12.88, $12.88, and $13.75, respectively.

STOCK OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS
MANAGEMENT

The following table sets forth the number of shares of the Company's Common Stock beneficially owned as of December 1, 1995, by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.

                                                           Number of Shares        Percent of
                                                       Beneficially Owned(1)(2)      Class
                                                       -------------------------   ----------
Daniel T. Carroll....................................          21,000                  *
C. Mark DeWinter.....................................         325,500(3)                3.1%
Charles W. Denny.....................................           5,250                *
Robert G. Jennings...................................         138,967(4)                1.3%
Dale A. Miller.......................................           5,250(5)             *
Robert A. Moulton....................................          84,000                *
Joseph P. Nogal......................................          36,000(5)             *
Alan Reed............................................         229,185                   2.2%
Robert J. Tortorello.................................         103,500(5)                1.0%
Robert D. Tuttle.....................................          34,500(5)             *
Richard A. Virzi.....................................          24,000                *
Ward M. Woodhead.....................................         642,000(4)(6)             6.2%
All directors and executive officers as a group (12         1,649,152                  15.9%
 persons) including above-named......................

------------------------
 *  Less than 1%.

(1) Except as otherwise indicated, each director and executive officer has sole voting and investment power over the shares he beneficially owns.

(2) Includes shares which may be acquired within 60 days pursuant to option grants as follows: Mr. Carroll -- 13,500 shares, Mr. DeWinter -- 285,000 shares, Mr. Denny -- 4,500 shares, Mr. Jennings -- 116,950 shares, Mr. Miller -- 4,500 shares, Mr. Moulton -- 79,500 shares, Mr. Nogal -- 33,000 shares, Mr. Reed -- 204,000 shares, Mr. Tortorello -- 98,000 shares, Mr. Virzi -- 13,500 shares, Mr. Woodhead -- 4,500 shares, and all directors and officers as a group -- 856,950 shares. Stock options carry no voting or investment rights.

(3) Includes 30,000 shares granted as a restricted stock award under the 1990 Stock Awards Plan. These shares vest on July 28, 2000. Mr. DeWinter has the right to vote such shares.

(4) Excludes, in aggregate, 20,485 shares owned by family members sharing the same household of the following officers and directors for which such officers and directors disclaim any beneficial ownership: Mr. Jennings -- 900 shares, and Mr. Woodhead -- 19,585 shares.

(5) Shared voting and investment power as follows: Mr. Miller -- 750 shares, Mr. Nogal -- 3,000 shares, Mr. Tortorello -- 5,500 shares, and Mr. Tuttle -- 34,500 shares.

(6) Includes 600,000 shares held in a family trust for which Mr. Woodhead's family has shared voting and investment power with the Harris Trust and Savings Bank.

OTHER BENEFICIAL OWNERS

The following table shows persons or groups who are known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock of the Company as of December 1, 1995:

      Name and Address                                                   Amount and Nature of     Percent
      of Beneficial Owner                                                Beneficial Ownership    of Class
-----------------------------------------------------------------------  ---------------------  -----------
Neuberger & Berman ....................................................       1,104,840(1)            10.6
605 Third Avenue
New York, New York 10158
Prudential Insurance Co. of America ...................................         796,900(2)             7.7
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102
Ward M. Woodhead ......................................................         642,000(3)(4)          6.2
341 Rosewood Avenue
Winnetka, Illinois 60093
Harris Bankcorp, Inc.  ................................................         600,000(4)             5.8
111 West Monroe Street
Chicago, Illinois 60690
Putnam Investments, Inc.  .............................................         571,900(5)             5.5
One Post Office Square
Boston, Massachusetts 02109

------------------------
(1) Information provided by Neuberger & Berman indicates that Neuberger & Berman has sole voting power as to 954,090 shares and shared dispositive power as to 1,104,840 shares.

(2) Information provided by Prudential Insurance Co. of America indicates that Prudential Insurance Co. of America has sole voting and dispositive power as to 532,000 shares and shared voting and dispositive power as to 264,900 shares.

(3) Information provided by Ward Woodhead and stockholder records indicate that Ward Woodhead has shared voting and dispositive power as to 600,000 shares as stated in footnote 4, and sole voting and dispositive power as to 42,000 shares.

(4) Information provided by the Harris Trust & Savings Bank indicates that such bank has shared voting and dispositive power (subject to the approval of the majority of the children of Daniel Woodhead, Jr. and Elizabeth Moon Woodhead) as co-trustee as to 600,000 shares.

(5) Information provided by Putnam Investments, Inc. indicates that Putnam Investments, Inc. has shared voting power as to 191,900 shares and shared dispositive power as to 571,900 shares.

EXECUTIVE COMPENSATION

The following table sets forth the compensation received by the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executives") for services to the Company and its subsidiaries during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                     Annual Compensation
                                  -------------------------   Long Term Compensation
                                                     Other    ----------------------
                                                    Annual    Restricted               All Other
                                                    Compen-     Stock                  Compensa-
    Name and Principal            Salary    Bonus   sation    Awards(2)   Options(3)    tion(4)
         Position           Year    ($)      ($)      ($)        ($)         (#)          ($)
--------------------------  ----  -------  -------  -------   ---------   ----------   ---------
C. Mark DeWinter            1995  280,000  210,000   (1)             0      37,500      12,446
President & C.E.O.          1994  250,000  187,500   (1)             0      34,500      17,741
                            1993  211,635  175,000   (1)       300,000      60,000      12,522
R. G. Jennings              1995  149,000  111,750   (1)             0      12,750      12,689
Vice President Finance &    1994  143,420  110,760   (1)             0      12,750      12,037
C.F.O.                      1993  135,846   99,400   (1)             0      25,500       9,338
R. J. Tortorello            1995  131,000   75,980   (1)             0       8,250      11,677
Vice President, General     1994  127,648   76,003   (1)             0       8,250      11,226
Counsel, Corp. Secretary    1993  121,154   68,040   (1)             0      16,500       8,696
R. A. Moulton               1995  107,000   62,060   (1)             0       5,250       9,710
Vice President,             1994  103,000   62,130   (1)             0       5,250       9,377
Human Resources             1993   97,000   55,620   (1)             0      10,500       7,394
J. P. Nogal                 1995  104,000   60,320   (1)             0       5,250       9,601
Treasurer/Controller        1994  100,000   58,000   (1)             0       5,250       8,930
                            1993   90,000   48,600   (1)             0      10,500       6,631

------------------------
(1) No disclosure is required in this column pursuant to applicable Securities and Exchange Commission Regulations, as the aggregate value of perquisites and other personal benefits covered by this column does not exceed the lesser of $50,000, or 10% of the annual salary and bonus shown for each respective Named Executive.

(2) Amounts in this column represent the fair market value on the date of grant. Dividends on the restricted shares have been and will continue to be paid at the same rate as paid to all shareholders. The aggregate number and value of restricted shares for Mr. DeWinter, valued as of the last day of the fiscal year, are 30,000 shares and $428,400, respectively.

(3) The number of shares granted in fiscal year 1993 has been adjusted to reflect a 100% stock dividend in March 1993 and a 50% stock dividend in May 1995. The number of shares granted in fiscal years 1995 and 1994 was adjusted to reflect the 50% stock dividend in May 1995.

(4) Reflects the amount of the Company's contribution to the Profit Sharing and 401(k) Plan.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information on option grants in fiscal 1995 to the Named Executives.

                                                                                                  Potential Realizable
                                                                                                         Value
                                       Individual Grants                                           At Assumed Annual
------------------------------------------------------------------------------------------------        Rates Of
                                                   Percent Of                                         Stock Price
                                                      Total                                         Appreciation For
                                                     Options                                         Option Term(2)
                                     Options       Granted To         Exercise Or                 --------------------
                                   Granted(1)     Employees In       Base Price(1)    Expiration     5%         10%
              Name                     (#)         Fiscal 1995         ($/Share)         Date        ($)        ($)
---------------------------------  -----------  -----------------  -----------------  ----------  ---------  ---------
C.M. DeWinter....................      37,500            25.6%              9.33        10/25/04    220,050    557,611
R.G. Jennings....................      12,750             8.7%              9.33        10/25/04     74,817    189,593
R.J. Tortorello..................       8,250             5.6%              9.33        10/25/04     48,411    122,678
R.A. Moulton.....................       5,250             3.6%              9.33        10/25/04     30,807     78,068
J.P. Nogal.......................       5,250             3.6%              9.33        10/25/04     30,807     78,068

------------------------
(1) All such options were granted on October 25, 1994 at fair market value on such date and were not exercisable until October 25, 1995. The number of shares granted and the exercise price were adjusted to reflect the 50% stock dividend in May 1995.

(2) Amounts shown assume a 5% and 10% annual rate of appreciation on the price of the Company's Common Stock throughout the option term. There can be no assurance that the rate of appreciation assumed for purposes of this table will be achieved. However, an increase of approximately $61 million and $154 million, respectively, in the "Potential Realizable Value" would be realized by all shareholders under the prescribed 5% and 10% stock price appreciation rates.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUES

The following table sets forth information regarding stock option exercises during fiscal 1995 and the unexercised options held as of the end of fiscal 1995.

                                                                Number Of Unexercised        Value of Unexercised
                                     Shares                       Options At Fiscal          In-The-Money Options
                                   Acquired On      Value              Year End             At Fiscal Year End(1)
                                    Exercise      Realized               (#)                         ($)
              Name                     (#)           ($)      Exercisable/Unexercisable   Exercisable/Unexercisable
--------------------------------  -------------  -----------  --------------------------  --------------------------
C.M. DeWinter...................            0             0            247,500/37,500            2,044,295/185,513
R.G. Jennings...................        4,300        43,166            104,200/12,750              899,220/ 63,074
R.J. Tortorello.................        1,000         9,710             89,750/ 8,250              787,920/ 40,813
R.A. Moulton....................        3,000        27,120             74,250/ 5,250              684,911/ 25,972
J.P. Nogal......................            0             0             27,750/ 5,250              207,391/ 25,972

------------------------

(1) Value represents the fair market value as of the end of fiscal 1995 of the shares subject to such options less the exercise price of such options.

COMPENSATION AND STOCK OPTION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Company's primary financial objective is to increase shareholder value. To achieve this objective, the Company has created a comprehensive business strategy. The purpose of the Compensation and Stock Option Committee of the Board of Directors (the "Committee") is to establish and administer total executive compensation policies which are aligned with the Company's strategic business objectives. The Committee, which is composed entirely of non-employee directors, recommends compensation actions for all corporate officers to the Board of Directors for approval.

COMPENSATION PHILOSOPHY

There are certain guiding principles to which the Committee adheres in structuring the compensation packages of key executives including the Named Executives. These are:

    PAY FOR PERFORMANCE -- A high percentage of executives' total compensation is composed of short-term and long-term variable pay directly linked to the performance of the Company. The Committee believes that this structure aligns the executives' interests with the interest of the stockholders.

    COMPETITIVENESS -- Total compensation programs are designed to provide executives with an opportunity to earn at a level above the median industry practices and market competitors, when Company performance exceeds industry norms and that of its competitors. This enables the Company to significantly challenge its management team.

    EXECUTIVE OWNERSHIP -- A major component of variable pay is equity based compensation. This links management's interests with stockholders' interests and properly balances rewards for long-term vs. short-term results.

    MANAGEMENT DEVELOPMENT -- Total compensation programs are designed to attract and retain individuals with the leadership skills and other key competencies required to shape the Company's future. This is based on the belief that the Company's human resources can provide a competitive advantage in the marketplace.

COMPONENTS OF EXECUTIVE PAY

The components of total pay for all executives are base salary, annual incentives, long-term incentives, and benefits. The Committee annually reviews total compensation for the Company's executives, as well as each component of compensation. This involves a market comparison of compensation and changes in compensation for equivalent positions in related industrial groups, including companies of comparable size. Competitive data are provided by independent compensation consultants at the request of the Committee.

BASE SALARY -- Base salary is generally set at a range of ten percent plus or minus the median salary offered by companies of comparable size. An individual executive's base salary, as well as increases, are based on the executive's performance, experience, and reference to competitive rates for jobs with comparable content. Actual salary adjustments for executives are determined on a case by case basis and vary based on factors including performance, job content, and pay position within a range, with no one factor given any particular weighting.

ANNUAL INCENTIVES -- Under the Company's annual Management Incentive Plan, a target annual incentive is established for all participants in the form of a percentage of base salary. Target awards under the annual incentive plan vary from 20% to 50% of base salary, with the maximum awards varying from 30% to 80% of base salary. The minimum award is 0% of base salary. These targets provide executives with the opportunity to exceed competitive annual incentive levels if the Company's performance significantly exceeds standard industry benchmarks. Performance is measured against predetermined financial goals as reviewed and approved by the Committee.

For the Chief Executive Officer and the Named Executives, incentive awards are based on two equally weighted components. One is year-over-year growth in net income and the other is return on stockholders' equity. Company performance is measured against a predetermined scale with minimum thresholds applicable to each performance component under which no portion of an incentive award is earned. An absolute threshold, related to year-over-year growth in net income, must be achieved before any incentive award may be earned by the Named Executives.

LONG-TERM INCENTIVES -- Long-term incentives are provided in the form of stock options and restricted stock under the 1993 Stock Awards Plan and predecessor plans.

    STOCK OPTIONS -- Incentive stock options or non-qualified stock options may be granted to provide executives with the opportunity to acquire an equity interest in the Company and to share in the appreciation of the stock. Market surveys of long-term incentives are reviewed to establish competitive practices. Management makes recommendations to the Committee on the size of a grant, if any, for each executive based on the individual's ability to affect financial performance, the executive's past performance, and expectations of the executive's future contributions. All individual stock option grants are reviewed and approved by the Committee. Normally stock options are granted annually to executive officers and key management personnel. The exercise price of such stock options has always been set at the fair market value on the date of the grant. The Company has never repriced any stock option grant.

    RESTRICTED STOCK -- Restricted stock awards are intended to be a mechanism for aligning management and stockholders' interests and to insure retention of key selected executives. The Company's long-term performance ultimately determines the compensation value derived from restricted stock, since the value is dependent on the long-term growth of the Company's stock price. Only one restricted stock award, as reflected in the Summary Compensation Table, has ever been granted by the Company.

BENEFITS -- Certain employee benefits are provided to executives as part of the total compensation program. Generally the benefits offered to executives are largely those offered to the general employee population, except for incremental amounts of life insurance. Additionally, executive officers are provided non-cash personal benefits such as tax and financial planning, health exams, club memberships, and company cars. Two of the Named Executives are also covered by a Supplemental Executive Retirement Plan.

SECTION 162(M) COMPLIANCE -- Section 162(m) of the Internal Revenue Code of 1986 places a $1,000,000 cap on the amount of compensation which may be deducted for each of the Named Executives. The Company has studied this cap and intends to take the necessary steps to conform its compensation to comply with such
Section 162(m).

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. DeWinter's base salary was increased during fiscal 1995 to an annual rate of $280,000, competitive with the median base salary paid to chief executive officers of comparably sized corporations.

Mr. DeWinter has a target annual incentive level of 50% of base salary. In accordance with the annual Management Incentive Plan and based on the Company's growth in net income of 27.3% and return on shareholders' equity of 19.8% for fiscal 1995, Mr. DeWinter was awarded an annual incentive of $210,000, or 75% of his base salary.

During fiscal 1995, the Committee approved a stock option grant to Mr. DeWinter of 25,000 shares. Subsequent to this award, the Company paid a 50% stock dividend and the number of shares subject to option was adjusted pursuant to the terms of the 1993 Stock Awards Plan. This grant is consistent with competitive practices of companies in related industries, and of comparable size. The grant also reflects the Committee's recognition of Mr. DeWinter's leadership in achieving the Company's past performance, as well as its expectation for his future contributions.

The Committee believes that the policies and programs described above have supported the strategic business objectives leading to the increased shareholder value of Woodhead Industries, Inc. over the last five-year period.

                                          COMPENSATION AND STOCK OPTION
                                          COMMITTEE
                                          Charles W. Denny, Chairman
                                          Robert D. Tuttle
                                          Richard A. Virzi

                               PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the Russell 2000 Index and the Dow Jones Electrical Components Group over the same period (assuming the investment of $100 in the Company's Common Stock, the Russell 2000 Index and the Dow Jones Electrical Components Group on September 30, 1990 with all dividends reinvested).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            WOODHEAD INDUSTRIES      DOW JONES ELECTRICAL COMPONENTS GROUP     RUSSELL 2000
Sep-90                        100                                        100             100
Sep-91                        131                                        125             145
Sep-92                        188                                        134             156
Sep-93                        270                                        145             210
Sep-94                        272                                        156             216
Sep-95                        396                                        179             216

SEVERANCE AGREEMENTS

The Company has entered into severance agreements with certain key employees, including all present executive officers, which provide for the payment of compensation and benefits in the event of termination of employment following a change in control of the Company. The agreements generally define "change in control of the Company" as (i) the acquisition of 25% or more of the combined voting power of the Company's then outstanding securities; (ii) a change in the majority of the Company's Board of Directors over a two-year period; or (iii) shareholder approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets or the merger or consolidation of the Company with any other corporation, unless the Company's shareholders continue to hold at least 80% of the combined voting power of the voting securities of the Company or the surviving entity.

The original term of the severance agreements is three years provided, however, that each October 1 the agreements will be extended for an additional year unless the Company provides proper notice of its intention not to extend the agreements. If a change in control of the Company occurs during the original or extended term, the agreements will continue in effect for the later of (i) the original or extended term or (ii) twenty-four months beyond the month in which the change in control occurs. In no event will the term of an agreement extend beyond the date the executive attains age sixty-five.

An executive whose employment is terminated following a change in control of the Company generally will receive compensation pursuant to the severance agreement only if the termination was by the Company without "cause" or by the executive for "good reason" as those terms are defined in the agreements. In addition to the ordinary compensation and benefits (excluding severance) to which any terminating employee would be entitled, the severance agreements provide the following additional benefits payable after a change in control of the Company to executives who are terminated without cause or who resign for good reason:
(i) three times the sum of the executive's base salary and target bonus, provided, however, that if executive is within three years of normal retirement age, then this amount is reduced pro rata; (ii) continued health care coverage and life insurance coverage for up to 36 months; (iii) a cash payment equal to the difference between the fair market value of the Company's stock and the exercise price of unexercised options for the Company's stock times the number of shares represented by the unexercised options; (iv) a cash payment equal to the present value of the accrued benefit under the Retirement Plan and the account balance in the Profit Sharing Plan to the extent that either is not fully vested; (v) the payment of any federal excise taxes; and (vi) the reimbursement of all legal and accounting fees and expenses incurred as a result of such termination.

The Company has established a trust which, in the event of a change in control of the Company, will be funded to ensure payment to all key employees of the compensation and benefits described herein.

RETIREMENT PLANS

The Company provides Retirement Plans which cover the employees of the Company and its subsidiaries, excluding, however, those employees who are members of groups which have not adopted the Plans, groups covered by collective bargaining agreements that do not provide for participation and employees of certain foreign subsidiaries. The Plans are funded entirely by the Company and provide pension benefits upon retirement at age 65. The Plan for the Company and its U.S. subsidiaries provides pension benefits upon retirement at age 65 equal to 1.2% of the participant's average annual compensation multiplied by years of credited service up to 30 years, reduced by .6% of final average compensation (which reflects reductions for social security benefits) up to covered compensation multiplied by years of credited service up to 30 years. Participants are fully vested in their accrued pension benefits after five years of service. The Plans provide for early retirement at age 55 with 10 years' continuous employment. In the event of the death of an active participant who has completed 5 years of service, provision is made to pay a benefit of monthly income for life to the participant's surviving spouse equal to 50% of the benefit which would have been payable to the participant.

Annual amounts of normal retirement pension payable under the Plans are illustrated in the following table. The illustration assumes retirement as of October 1, 1995 at the normal retirement age of 65. Benefits were computed on a straight life annuity basis.

                                     Estimated Annual Normal Retirement Pension
          Five-Year                   Based Upon the Indicated Benefit Service
           Average              -----------------------------------------------------
         Compensation           10 Years   15 Years   20 Years   25 Years   30 Years
       ----------------         ---------  ---------  ---------  ---------  ---------
$100,000......................  $  10,445  $  15,667  $  20,890  $  26,112  $  31,334
 125,000......................     13,445     20,167     26,890     33,612     40,334
 150,000 and above............     16,445     24,667     32,890     41,112     49,334

The number of years of service, as of October 1, 1995 for each of the executive officers listed in the summary compensation table was as follows: Mr. DeWinter -- 9 years, Mr. Jennings -- 8 years, Mr. Tortorello -- 8 years, Mr. Moulton -- 9 years, and Mr. Nogal -- 17 years.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Woodhead Industries, Inc. Supplemental Executive Retirement Plan ( the "SERP") is a non-qualified and unfunded plan designed to provide supplemental retirement benefits to selected key employees of the Company who have forfeited potential retirement benefits from former employers and/or who are subject to statutory or regulatory restrictions on qualified plan benefits. The supplemental benefit payable to each participant who retires on or after his normal retirement age is equal to sixty percent (60%) of his average monthly compensation, less the sum of (i) his "Primary Social Security Benefit" and (ii) the actuarial equivalent of any retirement benefits to which such participant is then entitled under any other retirement plan or arrangement maintained by the Company. A participant's average monthly compensation is one-sixtieth (1/60) of the aggregate of such participant's base salary and bonus award for the five highest consecutive Plan Years (as defined in the Retirement Plan). The SERP provides for early retirement (before age 65) under certain conditions with reduced benefits. The supplemental benefit to which a participant may be entitled under the SERP will be paid as a lump sum benefit at retirement. Messrs. DeWinter and Jennings are the only Named Executives currently covered by the SERP who would be entitled to benefits thereunder. The estimated lump sum benefits under the SERP that would be received by these Named Executives, if each retired at age 65, are as follows: Mr. DeWinter, $1,299,046; Mr. Jennings, $497,032. The amounts assume that these Named Executives will continue to work for the Company until their normal retirement dates and that their earnings will remain the same as in fiscal year 1995.

The Company has established a trust which, in the event of a change in control of the Company, will be funded to ensure payment to all participants of the benefits described herein.

PROFIT SHARING PLANS

The Company provides Profit Sharing Plans which cover the employees of the Company and its subsidiaries excluding those employees who are members of groups which have not adopted the Plans, groups covered by collective bargaining agreements that do not provide for participation and employees of certain other subsidiaries. The plans are funded by the Company and annual profit sharing contributions are, under most plans, 5% of annual pretax profits, as defined, but not exceeding 15% of the aggregate compensation paid to participants during the year. The contributions, together with non-vested amounts forfeited by reason of terminations of employment during the year, are allocated among the accounts of participants in accordance with a formula based on participants' covered compensation. The amounts so allocated are invested by the plan trustee, at the direction of each participant, in various investment alternatives. A participant's account is vested in annual increments of 20% for each of five years in which the participant completes 1,000 hours of service, and is fully vested after five years of service. The accounts, however, are automatically vested upon death, permanent disability or reaching age 65. Distribution of a participant's vested account balances is normally made upon termination of employment in the form of a single payment or installment payments.

The Plan for the Company and its U.S. subsidiaries also provides employees the opportunity for tax-deferred savings pursuant to Section 401(k) of the Internal Revenue Code of 1986. The Plan allows participants to make elective deferrals of up to 15% of their eligible compensation, not to exceed the maximum amount allowable by law. The Company will make matching contributions of 50% of the amount (up to 4% of the participant's eligible compensation) a participant defers to the Plan.

Employee contributions and income derived therefrom are 100% vested and nonforfeitable. Amounts credited to participant accounts which are attributable to the Company's matching contributions (and any income derived therefrom) are vested in annual increments of 20% for each of five years in which the participant completes 1,000 hours of service, and are fully vested after five years of service.

MANAGEMENT INCENTIVE PLAN

The Management Incentive Plan is administered by a Corporate Management Committee under the direction of the Compensation and Stock Option Committee of the Board of Directors. Participants include officers and other key employees who can make significant contributions to the profitable growth of the Company. In general, a minimum increase in the Company's net income over the prior year must be achieved before any payments can be made under the Plan.

Each eligible participant shall have defined in advance of the fiscal year a range of incentive opportunity, including a maximum bonus amount, which is expressed as a percent of the participant's base salary. Corresponding with the incentive opportunity are pre-established performance targets that must be achieved before the incentive award is earned. These performance targets are related to the specific strategic objectives of each of the business units. These targets may include, but are not limited to, return on stockholders' equity, return on funds employed, sales growth or income from operations. Maximum payments may range from 30% to 80% of a participant's base salary.

STOCK COMPENSATION PLANS

The Company has adopted stock compensation plans, from time to time, for the benefit of certain key employees of the Company and its subsidiaries. There are currently four plans, the 1981 and 1987 Stock Compensation Plans (the "1981 Plan" and "1987 Plan"), and the 1990 and 1993 Stock Awards Plans (the "1990 Plan" and "1993 Plan") under which options have been granted and remain unexercised. No shares are available for the granting of options under the 1981 Plan or 1987 Plan. Presently there are approximately 200 employees eligible to participate. These plans are administered by the Compensation and Stock Option Committee of the Board of Directors, none of the members of which may receive options under the plans. Under these Plans, options are granted to eligible employees to purchase Company stock. The employees who are granted options, the number of shares covered by an option, and the option price are determined by the Committee. The option price, however, may not be less than the fair market value of the stock at the time of the grant. Options under all plans expire not later than ten years after grant. The optionee generally must exercise his option within 30 days of termination of employment with the Company or one of its subsidiaries. Termination of employment for death or disability may extend the post-employment period in which options may be exercised to up to two years, while retirement at age 55 or older may extend that period to up to five years. Options are not transferable except in the case of the optionee's death.

The Plans permit an optionee to acquire stock pursuant to an option either by paying cash or by exchanging Company stock at its then fair market value, or by a combination of cash and stock. The Plans also provide for the granting of non-qualified options in addition to or instead of incentive stock options.

Also, the 1990 Plan and 1993 Plan authorize the Committee to grant restricted stock with such restriction periods as it may designate. During the restriction period, the restricted stock may not be sold, assigned, pledged or otherwise transferred. Except for the restrictions on transfer and such other restrictions as the Committee may impose, a participant has all the rights of a holder of the Company's Common Stock including, but not limited to, voting and receiving dividends. To date, only one award of restricted shares has been granted by the Committee.

ITEM 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Upon recommendation of the Audit Committee, the Board of Directors has reappointed Arthur Andersen LLP as independent public accountants for the fiscal year ending September 28, 1996, subject to ratification by the stockholders. Arthur Andersen LLP has examined the financial statements of the Company each fiscal year since 1961. A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if such person desires.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be presented at the next Annual Meeting must be received by the Secretary, Woodhead Industries, Inc., 2150 East Lake Cook Road, Suite 400, Buffalo Grove, Illinois 60089, no later than August 24, 1996.

GENERAL

The Company has mailed to all stockholders, concurrently with this Proxy Statement, its annual report for the year ended September 30, 1995. Proxies will be solicited by mail. Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such service. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons. The expense of such solicitation will be paid by the Company. In addition, the Company has retained
D. F. King & Co., Inc. to assist them in the solicitation of proxies from stockholders. For such services, the Company will pay D. F. King & Co., Inc. a fee not to exceed $5,000 plus out-of-pocket expenses. If any matters other than those referred to in the Notice of Annual Meeting should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment. Management does not know of any business other than that referred to in the Notice which may properly be considered at the meeting.

                                          By order of the Board of Directors

                                           [SIGNATURE]
                                          Robert J. Tortorello
                                          SECRETARY

           WOODHEAD INDUSTRIES, INC.
           Proxy Solicited on Behalf of the Board of Directors of Woodhead Industries, Inc. for Annual Meeting on January 26, 1996

        The undersigned holder of Common Stock of Woodhead Industries, Inc. hereby appoints Alan Reed, C. Mark DeWinter and Charles W. Denny or any of them, with full power of substitution, to act as proxy for and to vote the stock of the undersigned at the Annual Meeting of Stockholders of Woodhead Industries, Inc. to be held at Marriott's Lincolnshire Resort, 10 Marriott Drive, Lincolnshire, Illinois on January 26, 1996, or any adjournment or postponement thereof:

1. ELECTION OF DIRECTORS
     FOR  ALL NOMINEES listed below (except       WITHHOLD AUTHORITY to vote for
     as marked to the contrary below).            all nominees listed below.

    (INSTRUCTION:  to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)
                 Daniel T. Carroll          Robert D. Tuttle

2. Ratification of the appointment of Arthur Andersen LLP as independent public accountants.
                   FOR                AGAINST              ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

     If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                          ___________________________________
                                                         Signature

                                          ____________________________________
                                                         Signature


                                          Dated_________________________, 19___


                                          Please mark, sign, date and return
                                          this proxy card promptly using the
                                          enclosed envelope.